Exhibit 10(b)(b)(b)

TERM LOAN AGREEMENT

dated as of

April 30, 2015,

among

HEWLETT-PACKARD COMPANY,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS, INC.,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Joint Lead Arrangers and Joint Bookrunners

SECTION 3.09.	ERISA	36
SECTION 3.10.	Federal Reserve Regulations	36
SECTION 3.11.	Pari Passu Status	36
SECTION 3.12.	Sanctions	36

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	37
SECTION 4.02.	Each Credit Event	38

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	38
SECTION 5.02.	Notices of Material Events	40
SECTION 5.03.	Existence; Conduct of Business	40
SECTION 5.04.	Payment of Obligations	41
SECTION 5.05.	Maintenance of Properties; Insurance	41
SECTION 5.06.	Books and Records; Inspection Rights	41
SECTION 5.07.	Compliance with Laws	41
SECTION 5.08.	Use of Proceeds	41

ARTICLE VI

Negative Covenants

SECTION 6.01.	Liens	42
SECTION 6.02.	Sale and Leaseback Transactions	43
SECTION 6.03.	Fundamental Changes	43
SECTION 6.04.	Asset Sales	44
SECTION 6.05.	Fiscal Year	45
SECTION 6.06.	Interest Expense Coverage Ratio	45

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01.	Notices	50
SECTION 9.02.	Waivers; Amendments	51
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	52
SECTION 9.04.	Successors and Assigns	55
SECTION 9.05.	Survival	57
SECTION 9.06.	Counterparts; Integration; Effectiveness	58
SECTION 9.07.	Severability	58
SECTION 9.08.	Right of Setoff	58
SECTION 9.09.	Governing Law; Jurisdiction; Consent to Service of Process	58
SECTION 9.10.	WAIVER OF JURY TRIAL	59
SECTION 9.11.	Headings	59
SECTION 9.12.	Confidentiality	59
SECTION 9.13.	Patriot Act	60
SECTION 9.14.	No Fiduciary Duty	60

SCHEDULES:

Schedule 2.01 - Commitments

Schedule 3.05 - Litigation and Environmental Matters

EXHIBITS:

Exhibit A - Form of Assignment and Assumption

Exhibit B - Form of Opinion of Borrower’s Counsel

Exhibit C - Form of Borrowing Request

CREDIT AGREEMENT dated as of April 30, 2015 (the “Agreement”), among HEWLETT-PACKARD COMPANY, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2012 Credit Agreement” means the Five-Year Credit Agreement dated as of March 30, 2012, as amended and restated as of September 13, 2012, as further amended as of November 16, 2012, among the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative processing agent and co-administrative agent, and Citibank, N.A., as co-administrative agent.

“2014 Credit Agreement” means the Five-Year Credit Agreement dated as of April 2, 2014 among the Borrower, the lenders party thereto, Citibank, N.A., as administrative processing agent and co-administrative agent, and JPMorgan Chase Bank, N.A., as co-administrative agent.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%), as determined by the Administrative Agent, that will result in aggregate interest in respect of such Borrowing for such Interest Period equal to the excess of (i) the interest that would accrue during such Interest Period at the LIBO Rate for such Interest Period on a borrowing in a principal amount equal to the sum of (x) the principal amount of such Eurodollar Borrowing plus (y) the Reserve Amount in respect of such Eurodollar Borrowing over (ii) the amount of interest, if any, payable by the Federal Reserve on required reserves in the Reserve Amount maintained with the Federal Reserve during such Interest Period, but limited in any event to the interest that would accrue at such LIBO Rate for such Interest Period (giving effect to any changes during such Interest Period in the Reserve Amount or in the rate at which such interest accrues).  The Adjusted LIBO Rate will be determined at the beginning of each Interest Period for a Eurodollar Borrowing and adjusted retroactively, if necessary, to reflect changes during such Interest Period in the applicable Reserve Amount or interest rate payable on required reserves by the Federal Reserve, immediately prior to each Interest Payment Date with respect to such Eurodollar Borrowing (or any other date on which it is necessary to determine accrued interest with respect to such Eurodollar Borrowing).  The

Administrative Agent shall determine the Adjusted LIBO Rate in respect of each Eurodollar Borrowing from time to time, and such determination shall be conclusive absent demonstrable error.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent hereunder, or any successor thereto appointed in accordance with Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(b)(ii).

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, for purposes of this definition the Adjusted LIBO Rate on any day shall be based on the rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on such day) with a term of one month as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day and with respect to any ABR Loan, Eurodollar Loan, or the commitment fees payable hereunder, the applicable rate per annum set forth below in basis points per annum under the caption “ABR Spread,”

“Eurodollar Spread” or “Commitment Fee Rate,” as the case may be, based upon the Ratings applicable on such date to the Index Debt:

Index Debt Ratings:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 Rating of BBB+, Baa1 or BBB+ or higher	0.0	100.0	10.0

Category 2 Rating of BBB, Baa2 or BBB or lower	12.5	112.5	12.5

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction, compounded semiannually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).  In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.  Any determination of any rate implicit in the terms of the lease included in such Sale and Leaseback Transaction made in accordance with generally accepted financial practices by the Borrower shall be binding and conclusive absent manifest error.

“Availability Period” means the period from and including April 30, 2015 to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Hewlett-Packard Company, a Delaware corporation.

“Borrowing” means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Category” means a category of Index Debt Ratings set forth in the table included in the definition of Applicable Rate in this Section 1.01.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 37.5% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) (i) the Borrower consolidates with or merges into another corporation (where the Borrower is not the surviving corporation) or conveys, transfers or leases all or substantially all of its properties and assets (determined on a consolidated basis for the Borrower and the Subsidiaries taken as a whole) to any Person or (ii) any corporation consolidates with or merges into the Borrower or a Subsidiary in a transaction in which the outstanding voting stock of the Borrower is changed into or exchanged for cash, securities or other property, other than a transaction solely between the Borrower and a Subsidiary or a transaction involving only stock consideration which is permitted under Section 6.03, or (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s direct or indirect holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 (but not reduced as a result of participations sold pursuant to Section 9.04(e)).  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $5,000,000,000.

“Communications” has the meaning assigned to such term in Section 5.01(e).

“Consolidated Current Liabilities” means, on any date, the consolidated current liabilities (other than the short-term portion of any long-term Indebtedness of the Borrower or any Subsidiary) of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) any extraordinary or non-recurring non-cash charges, including non-cash restructuring charges, for such period (it being understood that non-cash goodwill and intangible asset impairment charges will be deemed to be non-recurring non-cash charges); provided, however, that cash expenditures in respect of charges referred to in this clause (iv) shall be deducted in determining Consolidated EBITDA for the period during which such expenditures are made, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary or non-recurring gains for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Intangible Assets” means, on any date, the consolidated intangible assets of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.  As used herein, “intangible assets” means the value (net of any applicable reserves) as shown on such balance sheet of (i) all patents, patent rights, trademarks, trademark registrations, servicemarks, trade names, business names, brand names, copyrights, designs (and all reissues, divisions, continuations and extensions thereof), or any right to any of the foregoing, (ii) goodwill, and (iii) all other intangible assets.

“Consolidated Net Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Current Liabilities.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Person (other than the Borrower) in which any other Person (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries during such period and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) interest income of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.

“Consolidated Net Tangible Assets” means, on any date, the excess of Consolidated Total Assets over the sum of (i) Consolidated Current Liabilities and (ii) Consolidated Intangible Assets.

“Consolidated Total Assets” means, on any date, the consolidated total assets of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.

“Consolidated Total Revenues” means, for any period, the consolidated total revenues of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three Business Days of the date on which such funding is required hereunder unless, as notified by such Lender to the Administrative Agent and the Borrower in writing, such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and, as stated in such writing, such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after a written request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary under Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any Taxes, including withholding taxes, imposed under FATCA, and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding Tax (i) resulting from any laws in effect and that would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.15(a), or (ii) that is attributable to such Foreign Lender’s failure to comply with Section 2.15(g).

“Extension Fee Letter” means the Extension Fee Letter, dated as of the date hereof and in the form disclosed to the Lenders prior to the date hereof, among the Borrower and the Administrative Agent, on behalf of the Lenders, setting forth the fees payable by the Borrower in connection with an extension of the Maturity Date pursuant to Section 2.18.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.  For the avoidance of doubt, FATCA shall be treated as “in effect” as of the date hereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.  Notwithstanding the foregoing, if the Federal Funds Effective Rate, as determined as provided above, would otherwise be less than zero, then the Federal Funds Effective Rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Fitch” means Fitch, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but if such Indebtedness has not been assumed by and is otherwise non-recourse to such Person, only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Indebtedness), (f) all Guarantees by such Person of Indebtedness of others (except to the extent that such Guarantees guarantee Indebtedness or other obligations of a Subsidiary), (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior unsecured long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each Lender, seven days or 12 months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which the Screen Rate is available) that exceed the Impacted Interest Period, in each case, at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate equal to the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in dollars (for delivery on the first day of such Interest Period) with a maturity comparable to such Interest Period, as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion)(in each case, the “Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing but excluding any operating leases) relating to such asset.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means “margin stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the actual business, assets, operations and financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement, or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $250,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” means the earlier of the Scheduled Maturity Date and the date on which the Separation is consummated.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to the incurrence of any Indebtedness for borrowed money constituting a Reduction Event, the amount of cash or cash equivalents received by the Borrower or any Subsidiary in respect of such incurrence, less the amount (without duplication) of all cash fees, underwriting discounts, and out-of-pocket costs and expenses paid or payable by the Borrower or such Subsidiary in connection with, and directly attributable to, such incurrence.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04(e).

“Participant Register” has the meaning assigned to such term in Section 9.04(e).

“Patriot Act” has the meaning assigned to such term in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means

(a)                                 Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04,

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04,

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations,

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business,

(e)                                  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII, and

(f)                                   easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01(e).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Ratings” means, as of any date of determination, the Index Debt ratings of the Borrower that have been most recently assigned by S&P, Moody’s or Fitch.  For purposes of the foregoing, (a) if any of S&P, Moody’s or Fitch shall not have in effect a Rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a Rating in Category 2 under the definition of the term Applicable Rate, (b) if the Ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the two Ratings within the same Category, and (c) if the Ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency.  Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.  If the rating system of S&P, Moody’s or Fitch shall change, if any such rating agency shall cease to be in the business of rating corporate debt obligations or if any such rating agency shall cease to rate any Index Debt of the Borrower (and such decision is not based directly or indirectly on any action taken by the Borrower, or the failure by the Borrower to take any action, in each case with respect to such rating agency or otherwise), the Borrower and the Lenders shall negotiate in good faith to amend the definition of Applicable Rate to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.

“Reduction Event” means any incurrence of debt for borrowed money pursuant to (i) the issuance by the Borrower or any of its domestic Subsidiaries of securities (including convertible debt securities) in a public offering or private placement for Net Proceeds in excess of $25,000,000 or (ii) any borrowings by the Borrower or any of its domestic Subsidiaries under any bank credit facility, other than (a) borrowings under the 2012 Credit Agreement or the 2014 Credit Agreement not in excess, in either case, of the aggregate amount of lending commitments outstanding under such agreement on the date of this Agreement (it being understood that the aggregate dollar equivalent of such commitments under the 2012 Credit Agreement is $4,500,000,000 and the aggregate amount of such commitments under the 2014 Credit Agreement is $3,000,000,000), (b) commercial paper, (c) financings by non-wholly owned Subsidiaries, and (d) working capital debt incurred by Subsidiaries.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation D” means Regulation D of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum, without duplication, of the total outstanding Loans and unused Commitments at such time; provided that, whenever there is one or more Defaulting Lenders, the Loans and unused Commitment of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserve Amount” means, with respect to any Eurodollar Borrowing, the product of (i) the Reserve Rate and (ii) the principal amount of such Eurodollar Borrowing.

“Reserve Rate” means a percentage expressed as a decimal equal to the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves)  established by the Board to which the Administrative Agent or any Lender is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease from the buyer or transferee of the sold or transferred property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided that any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the acquisition or completion of the fixed or capital asset shall not be deemed to be a Sale and Leaseback Transaction.

“Sanctions” means economic or financial measures against targeted countries, governments, territories, individuals, entities or vessels, as enumerated in national legislation, regulation or other mechanism carrying the force of law, and which are imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated or blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person organized or ordinarily resident in a Sanctioned Country or (c) any Person owned or controlled by, or acting on behalf of, any such Person.

“Scheduled Maturity Date” means November 1, 2015 or any later date to which the scheduled maturity of the Loans and Commitments has been extended in accordance with the provisions of Section 2.18.

“Screen Rate” has the meaning set forth in the definition of “LIBO Rate”.

“SEC” means the United States Securities and Exchange Commission.

“Securitization Transaction” means the sale or transfer by the Borrower or the Subsidiaries of lease and other accounts receivable to a limited purpose financing vehicle (which may be a Subsidiary) which finances such acquisition, in part, by issuing debt securities or equity interests to third parties either directly or through one or more intermediaries, in each case in a manner that does not result in either (i) the incurrence by the Borrower or the Subsidiaries of Indebtedness that would be reflected on a consolidated balance sheet of the Borrower and the Subsidiaries prepared in accordance with GAAP or (ii) the incurrence by the Borrower or the Subsidiaries of Indebtedness with recourse to the Borrower or the Subsidiaries (other than recourse against the Borrower’s or such Subsidiaries’ retained interest in the limited purpose financing vehicle which finances the acquisition of the lease or other accounts receivable).

“Separation” means the separation, after the date hereof, of the Borrower, its Subsidiaries and their businesses into two independent publicly-traded companies, regardless of how such separation is effected by the Borrower.

“Significant Subsidiary” means any Subsidiary (i) the net assets of which were greater than 3% of Consolidated Net Assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, greater than 3% of Consolidated Net Assets as of the date of the most recent financial statements referred to in Section 3.04(a)) or (ii) the total revenues of which were greater than 3% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, greater than 3% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period set forth in the most recent financial statements referred to in Section 3.04(a)).  For purposes of making the determinations required by this definition, total revenues and net assets of Foreign Subsidiaries shall be converted into dollars at the rates used in preparing the financial statements of the Borrower to be delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, at the rates used in preparing the Borrower’s most recent financial statements referred to in Section 3.04(a)).

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (c) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Wholly Owned Subsidiary” means a Subsidiary of which securities or other ownership interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the ordinary voting power or, in the case of a partnership, 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the Borrower or one or more Wholly Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly Owned Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurodollar Loan” or “Eurodollar Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any statute, regulation or other law shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the phrase “to the best of the knowledge” shall mean the belief of the officers of the Borrower and the Subsidiaries directly participating in or associated with the due diligence and negotiations in connection with the Transactions, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions and relying on the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make Loans to the Borrower from time to time during the Availability Period in an aggregate cumulative principal amount not in excess of such Lender’s initial Commitment hereunder and on any date not in excess of such Lender’s unused Commitment on such date.  Amounts prepaid in respect of the Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date (determined, unless the date for the Separation has been fixed, without regard to the possibility that the Separation may be consummated earlier than the stated Maturity Date).

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 am, New York City time, on the day of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one-month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [RESERVED].

SECTION 2.05.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06.  Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a one-month Eurodollar Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date, giving effect to any extension of the Scheduled Maturity Date pursuant to Section 2.18.  The Commitment of each Lender will automatically be permanently reduced by the amount of each Loan made by such Lender pursuant to Section 2.01 on the date of the Borrowing that includes such Loan, and the unused Commitment of each Lender will not be increased as a result of the payment or prepayment of any outstanding Loan of such Lender.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the unused Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $25,000,000.

(c)                                  If otherwise in excess of such amount, the unfunded Commitments will automatically be reduced (i) to $2,500,000,000 on June 30, 2015, and (ii) if the Borrower has elected to extend the Maturity Date to December 31, 2015 pursuant to Section 2.18, to $1,500,000,000 on November 1, 2015.

(d)                                 In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Reduction Event in an amount in excess of the amount of outstanding Loans required to be repaid in respect of such Reduction Event under Section 2.09, the Commitments will be automatically and permanently reduced, on the third Business Day after the date of such receipt, in an aggregate amount equal to the amount of such excess (or the amount of the Commitments, if less).

(e)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section and of any reduction of the Commitments under paragraph (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election or Reduction Event and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(f)                                   Notwithstanding anything to the contrary in this Agreement, the Borrower may, upon at least five days’ notice to a Defaulting Lender (with a copy to the Administrative Agent), elect to irrevocably terminate from time to time the unused portion of the Commitments of such Lender.  Such termination shall be effective, with respect to such Lender’s then existing unused Commitments, on the date set forth in such notice (provided, however, that such date shall be no earlier than five days after receipt of such notice).  Upon termination of a Lender’s unused Commitments under this Section 2.07(f), the Borrower shall pay or cause to be paid all accrued commitment fees payable to such Lender and all other amounts due and payable to such Lender hereunder.  Upon such payments, the obligations of such Lender hereunder with respect to such unused Commitments which have been terminated shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights and obligations provided in Section 9.05 with respect to such unused Commitments which have been terminated shall survive such release and discharge as to matters occurring prior to such date.

SECTION 2.08.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b)                                 In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Reduction Event, the Borrower shall, not later than the third Business Day immediately following the day on which such Net Proceeds are received, prepay Borrowings in an amount equal to the lesser of (i) the amount of Loans outstanding at the time of such prepayment and (ii) the amount of such Net Proceeds.  If the amount of such Net Proceeds received in respect of a Reduction Event exceeds the amount of Loans required to be repaid under this Section 2.09(b), the Commitments will be reduced by an amount equal to such excess as provided in Section 2.07(d).

(c)                                  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional or mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $25,000,000.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Rate in effect from time to time applied to the daily unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Maturity Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay the Administrative Agent, for its own account, the fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.

(c)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders.

SECTION 2.11.  Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest from the date on which such amount became due until such amount is paid in full, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate and LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13.  Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s direct or indirect holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s direct or indirect holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s direct or indirect holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s direct or indirect holding company for any such reduction suffered.

(c)                                  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its direct or indirect holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  Notwithstanding any other provision of this Section 2.13, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender in the United States with respect to similarly affected commitments or loans under agreements with such borrowers having provisions similar to this Section 2.13 (it being understood that this sentence shall not limit the discretion of any Lender to waive the right to demand such compensation in any given case).

(f)                                   If any Lender shall subsequently recoup any costs (other than from the Borrower) for which such Lender has previously been compensated by the Borrower under this Section 2.13, such Lender shall remit to the Borrower an amount equal to the amount of such recoupment.

SECTION 2.14.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (except in the case when such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss (excluding loss of margin), cost and expense it may reasonably incur as a result of such event; provided, however, that the Borrower shall not compensate any Lender for any cost of terminating or liquidating any hedge or related trading position (such as a rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, swaption or any other similar transaction).  Such compensable loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Each Lender shall severally indemnify the Administrative Agent, within 15 days after written demand therefor, for the full amount of any Taxes attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the applicable Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)                                  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   If the Administrative Agent or a Lender determines, in its good-faith judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)                                  (i)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and containing all applicable documentation.

(ii)                                  If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower, as the case may be, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(g)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.16.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 500 Stanton Christiana Rd.,3/Ops2, Newark, DE 19713 (c/o Joshua R. Pauley), except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension (but in no case shall any payment so extended be due after the Maturity Date).  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)                                  If any Lender shall obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to 2.05(a) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)                                 If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or (iii) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.18.  Extension of Maturity Date.  The Borrower may, by written notice (an “Extension Notice”) delivered to the Administrative Agent not less than three Business Days prior to the then-current Scheduled Maturity Date, request an extension of the Scheduled Maturity Date then in effect (the “Existing Scheduled Maturity Date”) from (a) November 1, 2015 to December 15, 2015, (b) if the extension referred to in clause (a) has become effective, from December 15, 2015 to March 15, 2016, and (c) if the extension referred to in clause (b) has become effective, from March 15, 2016 to June 15, 2016.  Each such extension shall become effective on the Existing Scheduled Maturity Date in effect at the time of the relevant Extension Notice (the “Extension Effective Date”); provided that the Administrative Agent shall have received payment from the Borrower on the relevant Extension Effective Date, for the accounts of the Lenders and in immediately available funds, of an extension fee in the amount required by the Extension Fee Letter.  The extension of an Existing Scheduled Maturity Date pursuant to this Section will not affect the rights or remedies of the Lenders with respect to any Default that may exist on the relevant Extension Effective Date.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and the Significant Subsidiaries is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within the Borrower’s and the applicable Subsidiaries’ corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of the Significant Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Significant Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material amount of assets of the Borrower or any of the Significant Subsidiaries.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Administrative Agent for delivery to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended October 31, 2014, reported on by Ernst & Young LLP, independent registered public accounting firm.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such date and for such period in accordance with GAAP.

(b)                                 Since October 31, 2014, there has been no material adverse change in the actual business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.  Litigation and Environmental Matters.  (a)  Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014 and except as set forth on Schedule 3.05, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Significant Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as set forth on Schedule 3.05) or (ii) that involve this Agreement or the Transactions.

(b)                                 Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014, except as set forth on Schedule 3.05 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Significant Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

SECTION 3.06.  Compliance with Laws and Agreements.  None of the Borrower or any of the Significant Subsidiaries or any of their respective properties or assets is in violation of, nor will the continued operation of their properties and assets as currently conducted violate, any law, rule or regulation or indenture, agreement or other instrument, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority or indenture, agreement or other instrument, where such violation or default could reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.07.  Investment Company Status.  The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.08.  Taxes.  Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required by law to have been filed, and has paid or caused to be paid all Taxes shown to be due and payable on such Tax returns, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Any underfunding with respect to one or more Plans (based on the funding assumptions used for purposes of Financial Accounting Standards No. 87) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10.  Federal Reserve Regulations.  (a)  Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)                                 No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

SECTION 3.11.  Pari Passu Status.  The obligations of the Borrower under this Agreement rank, and will rank, at least pari passu in priority of payment and in all other respects with all unsecured Indebtedness of the Borrower.

SECTION 3.12.  Sanctions.  The Borrower has implemented and maintains in effect policies and procedures that are, in the Borrower’s judgment, appropriate to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.  None of the Borrower or any Subsidiary of the Borrower is a Sanctioned Person.  No Loans or proceeds thereof will be used for the purpose of financing the activities of any Sanctioned Person or for the purpose of engaging in any activity in violation of the Sanctions.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement (which may include telecopy transmission of a signed signature page of this Agreement) signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Rishi Varma, Senior Vice President, Deputy General Counsel and Assistant Secretary of the Borrower (or any outside counsel designated by the Borrower), substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)                                  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Subsidiaries, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)                                 The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 4.02.

(e)                                  There shall not have occurred or come to the attention of the Lenders any event or circumstance that has resulted or could reasonably be expected to result in a material adverse change in the actual business, assets, operations or financial condition of the Borrower and the Subsidiaries, taken as a whole, since October 31, 2014.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on April 30, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)                                 The representations and warranties of the Borrower set forth in this Agreement (other than the representation and warranty set forth in Section 3.04(b)) shall be true and correct on and as of the date of such Borrowing (it being understood that the Borrower may update Schedule 3.05 as of the date of each such Borrowing).

(b)                                 At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)                                  At the time of and immediately after giving effect to such Borrowing, no Default (as defined in the 2012 Credit Agreement or in the 2014 Credit Agreement) shall have occurred and be continuing under the 2012 Credit Agreement or under the 2014 Credit Agreement, as applicable.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)                                 on or before the earlier of (i) the date by which the Annual Report on Form 10-K of the Borrower (without giving effect to any extension thereof) for each fiscal year is required to be filed under the rules and regulations of the SEC and (ii) 90 days after the end of such fiscal year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)                                 on or before the earlier of (i) the date by which the Quarterly Report on Form 10-Q of the Borrower for each of the first three fiscal quarters of each fiscal year is required to be filed under the rules and regulations of the SEC (without giving effect to any extension thereof) and (ii) 45 days after the end of each of the first three fiscal quarters of such fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)                                  not later than the date by which financial statements are required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06;

(d)                                 promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or with the requirements of the Patriot Act or any other “know your customer” or similar laws or regulations, as the Administrative Agent or any Lender may reasonably request (it being understood that the Borrower shall not be required to provide any information which is subject to confidentiality restrictions, the nature of which prohibit such disclosure notwithstanding the provisions of Section 9.12 hereof); and

(e)                                  all information, documents and other materials that the Borrower is obligated to deliver to the Administrative Agent under this Agreement, including all notices, requests, and other reports, certificates and other information materials, but excluding any such information that (i) is required to be delivered pursuant to clauses (a) and (b) of this Section 5.01, (ii) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any Interest Election Request or Interest Period relating thereto), (iii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iv) provides notice of any Default or Event of Default, or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded information being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement, but only to the extent requested by the Administrative Agent.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system, access to which is controlled by the Administrative Agent (the “Platform”).

Reports required to be delivered pursuant to subsections (a) and (b) of this Section 5.01 shall be deemed to have been delivered on the date on which the Borrower posts such reports on its website at www.hp.com or when such reports are posted on the SEC’s website at www.sec.gov; provided that the Borrower shall deliver to the Administrative Agent, not later than the date on which financial statements are required to be delivered under subsection (b) above, the certification of a Financial Officer, as required by subsection (b).

SECTION 5.02.  Notices of Material Events.  Promptly after a Financial Officer or any other executive officer of the Borrower becomes aware of the following, the Borrower will furnish to the Administrative Agent for delivery to each Lender written notice of the following:

(a)                                 any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)                                 the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against or affecting the Borrower or any Affiliate thereof that, if not cured or if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, if not cured or if adversely determined, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $200,000,000; and

(d)                                 any other development or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03; provided further that neither the Borrower nor any of the Subsidiaries shall be required to preserve any rights, licenses, permits, privileges or franchises or any Subsidiary’s existence if the Borrower or any Subsidiary determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not materially adversely affect the Borrower, such Subsidiary or the Lenders with respect to any Commitments or Borrowing hereunder.

SECTION 5.04.  Payment of Obligations.  The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that the Borrower and the Subsidiaries may instead self-insure to the same general extent as other companies of similar size, type and financial condition as the Borrower or such Subsidiary, and to the extent such policies are consistent with prudent business practice.

SECTION 5.06.  Books and Records; Inspection Rights.  The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of the consolidated financial statements of the Borrower and the Subsidiaries in accordance with GAAP.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender (which representatives shall be reasonably acceptable to the Borrower), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that such designated representatives agree to any reasonable confidentiality obligations proposed by the Borrower, including, but not limited to, confidentiality obligations agreed to by the Lenders under or in connection with this Agreement.

SECTION 5.07.  Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans will be used only for general corporate purposes, including to pay expenses associated with the Separation and to finance acquisitions.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)                                 Permitted Encumbrances;

(b)                                 Liens on any property or asset of a Subsidiary securing Indebtedness of such Subsidiary to the Borrower or to another Subsidiary;

(c)                                  any Lien on any property or asset of the Borrower or any Subsidiary existing on the date of this Agreement; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)                                 any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)                                  Liens arising under Securitization Transactions entered into in the ordinary course of business on lease and other accounts receivable sold or transferred pursuant to such Securitization Transactions or on interests retained by the Borrower or any Subsidiary in any securitization vehicle utilized to effect such a Securitization Transaction ;

(f)                                   any Lien incurred after the date of this Agreement given to secure the payment of the purchase price, construction cost or improvement cost incurred in connection with the acquisition, construction or improvement of assets; provided that (i) such Lien shall attach solely to the assets acquired, constructed or improved (including any assets which are attached or otherwise adjoining such assets), (ii) such Lien has been created or incurred by the Borrower or a Subsidiary simultaneously with, or within one year after, the date of acquisition, construction or improvement of such assets, (iii) the Indebtedness or other obligations secured thereby shall not exceed the amount of such purchase price or cost of the asset and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition, construction or improvement of assets, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(g)                                  other Liens securing Indebtedness of the Borrower or any Subsidiary; provided that the sum, without duplication, at any time of (i) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (g) plus (ii) the outstanding Attributable Debt in respect of Sale and Leaseback Transactions permitted by Section 6.02 shall not exceed at any one time 12.5% of Consolidated Net Tangible Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, as of October 31, 2014).

SECTION 6.02.  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Borrower may, and may permit any Subsidiary to, enter into Sale and Leaseback Transactions provided the sum, without duplication, of (i) the aggregate outstanding Attributable Debt in respect of Sale and Leaseback Transactions permitted by this Section and (ii) the aggregate principal amount of outstanding Indebtedness secured by Liens permitted by Section 6.01(g) shall not exceed at any one time 12.5% of Consolidated Net Tangible Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b) (or, prior to the first delivery of such financial statements, as of October 31, 2014).

SECTION 6.03.  Fundamental Changes.  The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of the Significant Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve (including in each case pursuant to the Separation), except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary or other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Wholly Owned Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Wholly Owned Subsidiary,

(iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge into or consolidate with any other Person if the surviving Person is or becomes by virtue of such transaction a Wholly Owned Subsidiary, and the Borrower determines in good faith that such merger or consolidation is in the best interests of the Borrower and would not materially adversely affect the Lenders, (vi) the Borrower or any Subsidiary may effect sales of assets permitted under Section 6.04(e), (vii) the Borrower or any Subsidiary may merge into or consolidate with any other Person; provided that the Borrower or such Subsidiary is the surviving corporation, (viii) any Subsidiary may merge with any other Person in a transaction in which the surviving entity is not a Subsidiary; provided that such transaction shall be deemed a sale or transfer of the assets of such Subsidiary for purposes of, and such transaction shall be permitted by, Section 6.04, and (ix) Hewlett-Packard Financial Services Company and its subsidiaries (or any of its or their successors in the leasing business) may lease equipment and other assets in the ordinary course of business.

SECTION 6.04.  Asset Sales.  The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (including in each case in connection with the Separation), nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)                                 sales or leases of inventory, used, surplus or obsolete equipment in the ordinary course of business;

(b)                                 leases of equipment or other assets by Hewlett-Packard Financial Services Company or its subsidiaries (or any of its or their successors in the leasing business) in the ordinary course of business;

(c)                                  sales, transfers, leases, issuances and dispositions to the Borrower or a Subsidiary;

(d)                                 sales or transfers of lease or other accounts receivable in connection with factoring arrangements or Securitization Transactions; provided that such Securitization Transactions are effected on market terms and in the ordinary course of business;

(e)                                  sales, transfers and other dispositions of assets (including pursuant to mergers or consolidations of Subsidiaries in which the surviving entity is not a Subsidiary) that are not permitted by any other clause of this Section 6.04; provided that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (e) shall not exceed 20% of Consolidated Total Assets as of October 31, 2014 or, if greater, 20% of Consolidated Total Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or (b) hereof; and

(f)                                   sales, transfers and dispositions permitted by Section 6.03;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (c) above) shall be made for fair value (as reasonably determined by the Borrower); and provided further that issuances and sales by the Borrower of Equity Interests in the Borrower shall not be deemed to be asset sales for purposes of this Section 6.04.

SECTION 6.05.  Fiscal Year.  The Borrower will not change its fiscal year end to a date other than October 31st.

SECTION 6.06.  Interest Expense Coverage Ratio.  The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Net Interest Expense, in each case for any period of four consecutive fiscal quarters ending prior to the Maturity Date, to be less than 3.0 to 1.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b)                                 the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)                                  any representation or warranty made or, pursuant to Section 4.02, deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been false or misleading in any material respect when made or deemed made;

(d)                                 the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s existence) or Article VI;

(e)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower (which notice will be given at the request of any Lender);

(f)                                   the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any conversion, repurchase or redemption of any Material Indebtedness scheduled by the terms thereof to occur on a particular date and not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Subsidiaries, or (iii) any repurchase or redemption of any Material Indebtedness pursuant to any put option exercised by the holder of such Material Indebtedness; provided that such put option is exercisable at times specified in the terms of the Material Indebtedness and is not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Subsidiaries;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case referred to in (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 shall be rendered by a court of competent jurisdiction against the Borrower, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                             any “Event of Default” (as defined in the 2012 Credit Agreement or in the 2014 Credit Agreement) shall have occurred under the 2012 Credit Agreement or under the 2014 Credit Agreement, as applicable; or

(n)                                 a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as, at the time of such later declaration, an Event of Default is continuing), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.   In addition, for the avoidance of doubt, the Lenders hereby acknowledge that none of the Joint Lead Arrangers or Joint Bookrunners set forth on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory, sender or authenticator thereof).  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone and as otherwise set forth in subsection (b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at Hewlett-Packard Company, 3000 Hanover Street, Palo Alto, CA 94304, Attention of Treasurer (Fax No. (650) 857-2652), with a copy to the General Counsel at the same address and to Fax No. (650) 857-4837;

(ii)                                  if to the Administrative Agent, to JPMorgan Chase Bank, N.A., c/o Loan Operations, 500 Stanton Christiana Rd., 3/Ops2, Newark, DE 19713 (Attention of Joshua R. Pauley (Facsimile No. (302) 634-4712) (email: joshua.r.pauley@jpmorgan.com)), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, NY 10179, Attention of Tim Lee (Facsimile No. (212) 270-5100) (email: timothy.d.lee@jpmorgan.com); and,

(iii)                               if to any other Lender, to it at its address (or e-mail or fax number) set forth on Schedule 2.01 or in its Administrative Questionnaire.

(b)                                 Communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other Communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or Communications.

(i)                                     The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(ii)                                  The Platform is provided “as is” and “as available”.  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent the liability of any Agent Party is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct of, or breach of this Agreement by, such Agent Party.

Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Borrower, the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Borrower, the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) decrease the principal amount of any Loan or decrease the rate of interest thereon, or decrease any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or decrease the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.  Notwithstanding the foregoing, (1) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (2) the unused Commitment and outstanding Loans of any Lender that is at the time a Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the due diligence investigation of the Borrower, the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, however, that only one outside counsel may act on behalf of the Administrative Agent and the Lenders in connection with the preparation and negotiation of this Agreement, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (such fees, charges and disbursements not to include allocated costs of internal counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (not to include allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that any such losses, claims, damages, liabilities and expenses arise out of or in connection with such Indemnitee’s acting as Administrative Agent or a Lender under this Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of, or violation of law by, such Indemnitee.  The Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee.  Notwithstanding the Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs, and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense of such action on behalf of such Indemnitee), (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action, or (iv) the Borrower shall authorize such Indemnitee to employ separate counsel at the Borrower’s expense.  The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.  Anything in this Section 9.03(b) to the contrary notwithstanding, the Borrower shall not be liable for the fees and expenses of more than one primary outside counsel and one local outside counsel per jurisdiction retained by each Indemnitee in connection with the defense of any action for which indemnification is sought hereunder.  The Borrower shall have no obligation to any Indemnitee under this Section 9.03(b) for matters for which such Indemnitee has been fully compensated pursuant to any other provision of this Agreement.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Loans and unused Commitments at the time of such determination.

(d)                                 To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor.

(f)                                   The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to any such assignment of Commitments (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or Loans, the amount of the Commitment and the amount of Loans, as the case may be, of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and shall be an integral multiple of $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consents, (iii) any Lender may separately assign amounts of its Commitments and Loans under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, which fee may be waived by the Administrative Agent in each case in its sole discretion, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (i) entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 and (ii) subject to the confidentiality provisions hereof).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)                                  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)                                  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except (A) to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (B) to the Borrower (with a copy to the Administrative Agent) upon the Borrower’s request.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)                                   A Participant shall not be entitled to receive any greater payment under Sections 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(g) as though it were a Lender.

(g)                                  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement (provided, however, that such representations and warranties shall be made or deemed made only as of the Effective Date and the times of any Borrowings hereunder) and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the

Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent and certain Lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  Each Lender shall promptly notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the

Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)                                  The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such

Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction relating to the Borrower, any Subsidiary, and the obligations hereunder, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower.  If any Lender or the Administrative Agent is required by any Governmental Authority or any other Person to disclose Information or otherwise intends to disclose any Information pursuant to clause (c) of this Section, unless prohibited by law such Lender or the Administrative Agent, as the case may be, shall promptly notify the Borrower in writing so as to provide the Borrower with the opportunity to seek a protective order or take such other actions that are deemed appropriate by the Borrower to protect the confidentiality of the Information.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each Lender confirms that it maintains internal policies and procedures, including “ethical wall” procedures, intended to protect against the unlawful use of confidential information and such procedures apply to the Information.

SECTION 9.13.  Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.14.  No Fiduciary Duty.  The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEWLETT-PACKARD COMPANY,

by

/s/ Todd R. Morgenfeld
Name: Todd R. Morgenfeld
Title: Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent,

by

/s/ Timothy D. Lee
Name: Timothy D. Lee
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD TERM LOAN AGREEMENT

Lender: BANK OF AMERICA, N.A.

by

/s/ Jeannette Lu
Name: Jeannette Lu
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD TERM LOAN AGREEMENT

Lender: CITIBANK, N.A.

by

/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD TERM LOAN AGREEMENT

Lender: DEUTSCHE BANK AG NEW YORK BRANCH

by

/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

by

/s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

SIGNATURE PAGE TO THE HEWLETT-PACKARD TERM LOAN AGREEMENT

Lender: GOLDMAN SACHS BANK USA,

by

/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Schedule 2.01

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$1,000,000,000
Bank of America, N.A.	$1,000,000,000
Citibank, N.A.	$1,000,000,000
Deutsche Bank AG, New York Branch	$1,000,000,000
Goldman Sachs Bank USA	$1,000,000,000
Total	$5,000,000,000

Schedule 3.05

LITIGATION AND ENVIRONMENTAL MATTERS

Copyright Levies. As described below, proceedings are ongoing or have been concluded involving HP in certain European Union (“EU”) member countries, including litigation in Germany, Belgium and Austria, seeking to impose or modify levies upon equipment (such as multi-function devices (“MFDs”), personal computers (“PCs”) and printers) and alleging that these devices enable producing private copies of copyrighted materials. Descriptions of some of the ongoing proceedings are included below. The levies are generally based upon the number of products sold and the per-product amounts of the levies, which vary. Some EU member countries that do not yet have levies on digital devices are expected to implement similar legislation to enable them to extend existing levy schemes, while some other EU member countries have phased out levies or are expected to limit the scope of levy schemes and applicability in the digital hardware environment, particularly with respect to sales to business users. HP, other companies and various industry associations have opposed the extension of levies to the digital environment and have advocated alternative models of compensation to rights holders.

VerwertungsGesellschaft Wort (“VG Wort”), a collection agency representing certain copyright holders, instituted legal proceedings against HP in the Stuttgart Civil Court seeking to impose levies on printers. On December 22, 2004, the court held that HP is liable for payments regarding all printers using ASCII code sold in Germany but did not determine the amount payable per unit. HP appealed this decision in January 2005 to the Stuttgart Court of Appeals. On May 11, 2005, the Stuttgart Court of Appeals issued a decision confirming that levies are due. On June 6, 2005, HP filed an appeal to the German Federal Supreme Court in Karlsruhe. On December 6, 2007, the German Federal Supreme Court issued a judgment that printers are not subject to levies under existing law. VG Wort appealed the decision by filing a claim with the German Federal Constitutional Court challenging the ruling that printers are not subject to levies. On September 21, 2010, the Constitutional Court published a decision holding that the German Federal Supreme Court erred by not referring questions on interpretation of German copyright law to the Court of Justice of the European Union (“CJEU”) and therefore revoked the German Federal Supreme Court decision and remitted the matter to it. On July 21, 2011, the German Federal Supreme Court stayed the proceedings and referred several questions to the CJEU with regard to the interpretation of the European Copyright Directive. On June 27, 2013, the CJEU issued its decision responding to those questions. The German Federal Supreme Court subsequently scheduled a joint hearing on this matter with other cases relating to reprographic levies on printers and PCs that was held on October 31, 2013. The German Federal Supreme Court issued a decision on July 3, 2014 partially granting the claim of VG Wort. The German Federal Supreme Court decision provides that levies are due where the printer is used with a personal computer (“PC”) to make permitted reprographic copies in a single process under the control of the same person, but no levies are due on a printer for reprographic copies made with a “scanner-PC-printer” product chain. The case has been remitted to the Stuttgart Civil Court to assess the amount to be paid per printer unit.

In September 2003, VG Wort filed a lawsuit against Fujitsu Technology Solutions GmbH (“Fujitsu”) in the Munich Civil Court in Munich, Germany seeking to impose levies on PCs. This is an industry test case in Germany, and HP has agreed not to object to the delay if VG Wort sues HP for such levies on PCs following a final decision against Fujitsu. On December 23, 2004, the Munich Civil Court held that PCs are subject to a levy and that Fujitsu must pay €12 plus compound interest for each PC sold in Germany since March 2001. Fujitsu appealed this decision in January 2005 to the Munich Court of Appeals. On December 15, 2005, the Munich Court of

Appeals affirmed the Munich Civil Court decision. Fujitsu filed an appeal with the German Federal Supreme Court in February 2006. On October 2, 2008, the German Federal Supreme Court issued a judgment that PCs were not photocopiers within the meaning of the German copyright law that was in effect until December 31, 2007 and, therefore, were not subject to the levies on photocopiers established by that law. VG Wort subsequently filed a claim with the German Federal Constitutional Court challenging that ruling. In January 2011, the Constitutional Court published a decision holding that the German Federal Supreme Court decision was inconsistent with the German Constitution and revoking the German Federal Supreme Court decision. The Constitutional Court also remitted the matter to the German Federal Supreme Court for further action. On July 21, 2011, the German Federal Supreme Court stayed the proceedings and referred several questions to the CJEU with regard to the interpretation of the European Copyright Directive. On June 27, 2013, the CJEU issued its decision responding to those questions. The German Federal Supreme Court subsequently scheduled a joint hearing on that matter with other cases relating to reprographic levies on printers that was held on October 31, 2013. The German Federal Supreme Court issued a decision on July 3, 2014 partially granting the claim of VG Wort. The German Federal Supreme Court decision provides that levies are due for audio-visual copying of standing text and pictures using a PC as the last device in a single reproduction process under the control of the same person, but no levies are due on a PC for reprographic copies made using a “PC-printer” or a “scanner-PC-printer” chain. The case has been remitted to the Munich Court of Appeals to assess the amount to be paid per PC unit.

Reprobel, a cooperative society with the authority to collect and distribute the remuneration for reprography to Belgian copyright holders, requested by extra-judicial means that HP amend certain copyright levy declarations submitted for inkjet MFDs sold in Belgium from January 2005 to December 2009 to enable it to collect copyright levies calculated based on the generally higher copying speed when the MFDs are operated in draft print mode rather than when operated in normal print mode. In March 2010, HP filed a lawsuit against Reprobel in the French-speaking chambers of the Court of First Instance of Brussels seeking a declaratory judgment that no copyright levies are payable on sales of MFDs in Belgium or, alternatively, that copyright levies payable on such MFDs must be assessed based on the copying speed when operated in the normal print mode set by default in the device. On November 16, 2012, the court issued a decision holding that Belgium law is not in conformity with EU law in a number of respects and ordered that, by November 2013, Reprobel substantiate that the amounts claimed by Reprobel are commensurate with the harm resulting from legitimate copying under the reprographic exception. HP subsequently appealed that court decision to the Courts of Appeal in Brussels seeking to confirm that the Belgian law is not in conformity with EU law and that, if Belgian law is interpreted in a manner consistent with EU law, no payments by HP are required or, alternatively, the payments already made by HP are sufficient to comply with its obligations under Belgian law. On October 23, 2013, the Court of Appeal in Brussels stayed the proceedings and referred several questions to the CJEU relating to whether the Belgian reprographic copyright levies system is in conformity with EU law. The case was heard by the CJEU on January 29, 2015 and the Advocate General has announced that a non-binding opinion will be delivered on April 30, 2015.

Based on industry opposition to the extension of levies to digital products, HP’s assessments of the merits of various proceedings and HP’s estimates of the number of units impacted and the amounts of the levies, HP has accrued amounts that it believes are adequate to address the matters described above. However, the ultimate resolution of these matters and the associated financial impact on HP, including the number of units impacted and the amount of levies imposed, remains uncertain.

Fair Labor Standards Act Litigation. HP is involved in several lawsuits in which the plaintiffs are seeking unpaid overtime compensation and other damages based on allegations that various employees of Electronic Data Systems Corporation (“EDS”) or HP have been misclassified as exempt employees under the Fair Labor Standards Act and/or in violation of the California Labor Code or other state laws. Those matters include the following:

•                  Cunningham and Cunningham, et al. v. Electronic Data Systems Corporation is a purported collective action filed on May 10, 2006 in the United States District Court for the Southern District of New York claiming that current and former EDS employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees. Another purported collective action, Steavens, et al. v. Electronic Data Systems Corporation, was filed on October 23, 2007 in the same court alleging similar facts. The Steavens case has been consolidated for pretrial purposes with the Cunningham case. On December 14, 2010, the court granted conditional certification of a class consisting of employees in 20 legacy EDS job codes in the consolidated Cunningham and Steavens matter. On December 11, 2013, HP and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter, and the Salva matter described below, mediated these cases and reached a settlement agreement. The court preliminarily approved the settlement on November 4, 2014. The final approval hearing is scheduled for June 8, 2015.

•                  Salva v. Hewlett-Packard Company is a purported collective action filed on June 15, 2012 in the United States District Court for the Western District of New York alleging that certain information technology employees allegedly involved in installing and/or maintaining computer software and hardware were misclassified as exempt employees under the Fair Labor Standards Act. On December 11, 2013, HP and plaintiffs’ counsel in the consolidated Cunningham/Steavens matter and the Salva matter mediated these cases and reached a settlement agreement. The court consolidated the Salva matter into the Cunningham/Steavens matter and preliminarily approved the settlement on November 4, 2014. The final approval hearing is scheduled for June 8, 2015.

•                  Karlbom, et al. v. Electronic Data Systems Corporation is a class action filed on March 16, 2009 in California Superior Court alleging facts similar to the Cunningham and Steavens matters. The parties are engaged in discovery.

•                  Benedict v. Hewlett-Packard Company is a purported collective action filed on January 10, 2013 in the United States District Court for the Northern District of California alleging that certain technical support employees allegedly involved in installing, maintaining and/or supporting computer software and/or hardware for HP were misclassified as exempt employees under the Fair Labor Standards Act. The plaintiff has also alleged that HP violated California law by, among other things, allegedly improperly classifying these employees as exempt. On February 13, 2014, the court granted the plaintiff’s motion for conditional class certification. The parties are engaged in discovery.

State of South Carolina Department of Social Services Contract Dispute. In October 2012, the State of South Carolina Department of Social Services and related government agencies (“SCDSS”) filed a proceeding before South Carolina’s Chief Procurement Officer (“CPO”) against Hewlett-Packard State & Local Enterprise Services, Inc., a subsidiary of HP (“HPSLES”). The dispute arose from a contract between SCDSS and HPSLES for the design, implementation and maintenance of a Child Support Enforcement and a Family Court Case Management System (the “CFS System”). SCDSS sought aggregate damages of approximately $275 million, a declaration that HPSLES was in material breach of the contract and, therefore, that termination of the contract for cause by SCDSS would be appropriate, and a declaration that HPSLES would be required to perform certain additional disputed work that expands the scope of the original contract. In November 2012, HPSLES filed responsive pleadings asserting defenses and seeking payment of past-due invoices totaling more than $12 million. On July 10, 2013, SCDSS terminated the contract with HPSLES for cause, and, in its termination notice, SCDSS asserted that HPSLES was responsible for all future federal penalties until the CFS System achieves federal certification, sought an immediate order requiring HPSLES to transfer to SCDSS all work completed and in progress, and indicated that it intended to seek suspension and debarment of HPSLES from contracting with the State of South Carolina. HPSLES disputed the termination as improper and defective. In addition, on August 9, 2013, HPSLES filed its own affirmative claim within the proceeding alleging that SCDSS materially breached the contract by its improper termination and that SCDSS was a primary and material cause of the project delays. On September 4, 2013, the CPO denied SCDSS’s motion for injunctive relief seeking immediate transfer of the system assets to SCDSS and indicated that the CPO would address that request following a hearing on the merits. The hearing on the merits before the CPO concluded on February 25, 2014 and closing briefs were submitted on July 18, 2014. On August 15, 2014, the CPO agreed to the parties’ joint request that the CPO not issue an order unless and until the parties, with the guidance of the mediator, report to the CPO that their ongoing mediation has reached a final impasse.

On September 10, 2014, the parties reached an agreement in principle to resolve this matter and on December 15, 2014, the parties submitted a settlement agreement and time and materials agreement to the CPO for approval. On January 20, 2015, the CPO entered an order approving the settlement and dismissing the matter with prejudice. Pursuant to the terms of the settlement, SCDSS’s termination letter dated July 10, 2013 was withdrawn, the SCDSS’s payment to HP in the amount of approximately $5.1 million for outstanding invoices and retainage was received on January 23, 2015, and HP’s payment to the SCDSS in the amount of approximately $44.1 million was paid on February 2, 2015.

India Directorate of Revenue Intelligence Proceedings. On April 30 and May 10, 2010, the India Directorate of Revenue Intelligence (the “DRI”) issued show cause notices to Hewlett-Packard India Sales Private Ltd (“HPI”), a subsidiary of HP, seven then-current HP employees and one former HP employee alleging that HP underpaid customs duties while importing products and spare parts into India and seeking to recover an aggregate of approximately $370 million, plus penalties. Prior to the issuance of the show cause notices, HP deposited approximately $16 million with the DRI and agreed to post a provisional bond in exchange for the DRI’s agreement to not seize HP products and spare parts and to not interrupt the transaction of business by HP in India.

On April 11, 2012, the Bangalore Commissioner of Customs issued an order on the products-related show cause notice affirming certain duties and penalties against HPI and the named individuals of approximately $386 million, of which HPI had already deposited $9 million. On December 11, 2012, HPI voluntarily deposited an additional $10 million in connection with the products-related show cause notice.

On April 20, 2012, the Commissioner issued an order on the parts-related show cause notice affirming certain duties and penalties against HPI and certain of the named individuals of approximately $17 million, of which HPI had already deposited $7 million. After the order, HPI deposited an additional $3 million in connection with the parts-related show cause notice so as to avoid certain penalties.

HPI filed appeals of the Commissioner’s orders before the Customs Tribunal along with applications for waiver of the pre-deposit of remaining demand amounts as a condition for hearing the appeals. The Customs Department has also filed cross-appeals before the Customs Tribunal. On January 24, 2013, the Customs Tribunal ordered HPI to deposit an additional $24 million against the products order, which HPI deposited in March 2013. The Customs Tribunal did not order any additional deposit to be made under the parts order. In December 2013, HPI filed applications before the Customs Tribunal seeking early hearing of the appeals as well as an extension of the stay of deposit as to HP and the individuals already granted until final disposition of the appeals. On February 7, 2014, the application for extension of the stay of deposit was granted by the Customs Tribunal until disposal of the appeals. On October 27, 2014, the Customs Tribunal commenced hearings on the cross-appeals of the Commissioner’s orders. The Customs Tribunal rejected HP’s request to remand the matter to the Commissioner on procedural grounds. The hearing scheduled to reconvene on April 6, 2015 was cancelled at the request of the Customs Tribunal.  A new hearing date has not been set.

Russia GPO and Other FCPA Investigations. The German Public Prosecutor’s Office (“German PPO”) has been conducting an investigation into allegations that current and former employees of HP engaged in bribery, embezzlement and tax evasion relating to a transaction between Hewlett-Packard ISE GmbH in Germany, a former subsidiary of HP, and the General Prosecutor’s Office of the Russian Federation. The approximately €35 million transaction, which was referred to as the Russia GPO deal, spanned the years 2001 to 2006 and was for the delivery and installation of an IT network. The German PPO issued an indictment of four individuals, including one current and two former HP employees, on charges including bribery, breach of trust and tax evasion. The German PPO also requested that HP be made an associated party to the case, and, if that request is granted, HP would participate in any portion of the court proceedings that could ultimately bear on the question of whether HP should be subject to potential disgorgement of profits based on the conduct of the indicted current and former employees. The Polish Central Anti-Corruption Bureau is also conducting an investigation into potential corruption violations by an employee of Hewlett-Packard Polska Sp. z o.o., an indirect subsidiary of HP, in connection with certain public-sector transactions in Poland. HP is cooperating with these investigating agencies.

The DOJ and the SEC also conducted an investigation into the Russia GPO deal and potential violations of the Foreign Corrupt Practices Act (“FCPA”). In addition, the same U.S. enforcement agencies conducted investigations into certain other public-sector transactions in Russia, Poland, the Commonwealth of Independent States and Mexico, among other countries. On April 9, 2014, HP announced a resolution of the DOJ and SEC FCPA investigations. Pursuant to the terms of the resolution of the DOJ and SEC FCPA investigation announced in April 2014, on September 11, 2014, an HP subsidiary in Russia, ZAO Hewlett Packard A.O., entered a guilty plea in the United States District Court, Northern District of California, to criminal violations of the FCPA. HP paid the SEC approximately $31 million, and paid approximately $77 million in fines and penalties pursuant to its agreements with the DOJ. HP also agreed to undertake certain compliance, reporting and cooperation obligations.

On December 2, 2014, plaintiffs Petroleos Mexicanos and Pemex Exploracion filed a complaint against HP and HP Mexico in the United States District Court for the Northern District of California alleging violations of the Racketeer Influenced and Corrupt Organizations Act

(RICO Act), fraudulent concealment, tortious interference, and violations of the California Unfair Competition Law in connection with alleged improper payments provided to Pemex officials by third-parties retained by HP Mexico. These allegations arise from the same subject-matter as a previously disclosed 2014 Non-Prosecution Agreement between HP Mexico and the DOJ and a simultaneous cease-and-desist order against HP issued by the SEC. On February 9, 2015, HP and HP Mexico filed a motion to dismiss the complaint in its entirety. The hearing on the motion to dismiss is scheduled for May 21, 2015.  HP does not believe that the resolution of this matter will have a material impact on its financial statements.

ECT Proceedings. In January 2011, the postal service of Brazil, Empresa Brasileira de Correios e Telégrafos (“ECT”), notified an HP subsidiary in Brazil (“HP Brazil”) that it had initiated administrative proceedings to consider whether to suspend HP Brazil’s right to bid and contract with ECT related to alleged improprieties in the bidding and contracting processes whereby employees of HP Brazil and employees of several other companies allegedly coordinated their bids and fixed results for three ECT contracts in 2007 and 2008. In late July 2011, ECT notified HP Brazil it had decided to apply the penalties against HP Brazil and suspend HP Brazil’s right to bid and contract with ECT for five years, based upon the evidence before it. In August 2011, HP Brazil appealed ECT’s decision. In April 2013, ECT rejected HP Brazil’s appeal, and the administrative proceedings were closed with the penalties against HP Brazil remaining in place. In parallel, in September 2011, HP Brazil filed a civil action against ECT seeking to have ECT’s decision revoked. HP Brazil also requested an injunction suspending the application of the penalties until a final ruling on the merits of the case. The court of first instance has not issued a decision on the merits of the case, but it has denied HP Brazil’s request for injunctive relief. HP Brazil appealed the denial of its request for injunctive relief to the intermediate appellate court, which issued a preliminary ruling denying the request for injunctive relief but reducing the length of the sanctions from five to two years. HP Brazil appealed that decision and, in December 2011, obtained a ruling staying enforcement of ECT’s sanctions until a final ruling on the merits of the case. HP expects the decision to be issued in 2015 and any subsequent appeal on the merits to last several years.

Abstrax Proceeding. On February 28, 2014, Abstrax, Inc. (“Abstrax”), a company with a principal place of business in Mesa, Arizona, filed a patent infringement lawsuit against HP.  Abstrax claims to market software for sales operations and manufacturing operations for configurable products, including those in the customer shutter industry.  The case is pending in U.S. District Court for the Eastern District of Texas, Marshall Division.  Abstrax has asserted one patent, U.S. Patent 6,240,328, which is directed generally to a method of generating assembly instructions.  In its complaint, Abstrax claims that HP’s methods and processes of manufacturing configurable servers, storage, networking devices, PCs, laptops, imaging and printing devices and their sub-systems infringe its patent, as do the products made by the accused processes.  Abstrax also claims that HP’s alleged infringement is willful and that the case is exceptional.  On November 14, 2014, HP filed a petition with the U.S. Patent and Trademark Office challenging the validity of the Abstrax patent based on prior art.  In late January 2015, Abstrax dropped its infringement allegations against the manufacturing of PCs and imaging and printing devices from its expert reports.  On March 4, 2015, the court heard HP’s motion challenging the subject matter of the patent under 35 U.S.C. Section 101.  Trial is scheduled for May 11, 2015.  The parties have entered into a binding term sheet to settle this matter, including payment of $14 million by HP, and have moved to stay the litigation for 30 days in order to complete a final settlement agreement.

Stockholder Litigation. As described below, HP is involved in various stockholder litigation matters commenced against certain current and former HP executive officers and/or certain current and former members of HP’s Board of Directors in which the plaintiffs are seeking to recover damages related to HP’s allegedly inflated stock price, certain compensation paid by HP to the defendants, other damages and/or injunctive relief:

•                  A.J. Copeland v. Raymond J. Lane, et al. (“Copeland I”) is a lawsuit filed on March 7, 2011 in the United States District Court for the Northern District of California alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with HP’s alleged violations of the FCPA, HP’s severance payments made to Mark Hurd (a former Chairman of HP’s Board of Directors and HP’s Chief Executive Officer), and HP’s acquisition of 3PAR Inc. The lawsuit also alleges violations of Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) in connection with HP’s 2010 and 2011 proxy statements. On February 8, 2012, the defendants filed a motion to dismiss the lawsuit. On October 10, 2012, the court granted the defendants’ motion to dismiss with leave to file an amended complaint. On November 1, 2012, the plaintiff filed an amended complaint adding an unjust enrichment claim and claims that the defendants violated Section 14(a) of the Exchange Act and breached their fiduciary duties in connection with HP’s 2012 proxy statement. On December 13, 14 and 17, 2012, the defendants moved to dismiss the amended complaint. On December 28, 2012, the plaintiff moved for leave to file a third amended complaint. On May 6, 2013, the court denied the motion for leave to amend, granted the motions to dismiss with prejudice and entered judgment in the defendants’ favor. On May 31, 2013, the plaintiff filed an appeal with the United States Court of Appeals for the Ninth Circuit. The appeal has been fully briefed, but a date has not yet been set for oral argument.

•                  A.J. Copeland v. Léo Apotheker, et al. (“Copeland II”) is a lawsuit filed on February 10, 2014 in the United States District Court for the Northern District of California alleging, among other things, that the defendants used their control over HP and its corporate suffrage process in effectuating, directly participating in and/or aiding and abetting violations of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder. The complaint asserts claims for breach of fiduciary duty, waste of corporate assets, unjust enrichment, and breach of the duty of candor. The claims arise out of the circumstances at HP relating to its 2013 and 2014 proxy statements, the departure of Mr. Hurd as Chairman of HP’s Board of Directors and HP’s Chief Executive Officer, alleged violations of the FCPA, and HP’s acquisition of 3PAR Inc. and Autonomy Corporation plc (“Autonomy”). On February 25, 2014, the court issued an order granting HP’s administrative motion to relate Copeland II to Copeland I. On April 8, 2014, the court granted the parties’ stipulation to stay the action pending resolution of Copeland I by the United States Court of Appeals for the Ninth Circuit.

•                  Ernesto Espinoza v. Léo Apotheker, et al. and Larry Salat v. Léo Apotheker, et al. are consolidated lawsuits filed on September 21, 2011 in the United States District Court for the Central District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements about HP’s business model and the future of webOS, the TouchPad and HP’s PC business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched when they authorized HP’s repurchases of its own stock on August 29, 2010 and July 21, 2011. These lawsuits were previously stayed pending developments in the Gammel matter, but those stays have been lifted. The plaintiffs filed an amended consolidated complaint on August 21, 2013, and, on October 28, 2013, the defendants filed a motion to stay these matters. In an order dated February 13, 2014, the court granted the motion to stay. At the

August 11, 2014 status conference, the stay was lifted. The plaintiffs informed the court that they would move forward with their complaint. HP filed a motion to dismiss on November 21, 2014. On February 12, 2015, plaintiffs advised HP that they intended to voluntarily dismiss these actions, and, on February 23, 2015, the parties filed a joint stipulation for voluntary dismissal of the action (the “Dismissal”). On February 25, 2015, the court entered an order approving the Dismissal. HP provided notice of the Dismissal by filing it with the SEC on March 10, 2015 and posting it on HP’s website. On April 10, 2015, the parties filed a joint request for dismissal of the action.  On April 14, 2015, the court entered an order dismissing the action.

•                  Luis Gonzalez v. Léo Apotheker, et al. and Richard Tyner v. Léo Apotheker, et al. are consolidated lawsuits filed on September 29, 2011 and October 5, 2011, respectively, in California Superior Court alleging, among other things, that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched by concealing material information and making false statements about HP’s business model and the future of webOS, the TouchPad and HP’s PC business and by authorizing HP’s repurchase of its own stock on August 29, 2010 and July 21, 2011. The lawsuits are currently stayed pending resolution of the Espinoza/Salat consolidated action in federal court. On February 23, 2015, the parties filed a Joint Stipulation for Voluntary Dismissal of the Action. On February 25, 2015, the court entered an order approving the dismissal. HP provided notice of the dismissal by filing it with the SEC on March 10, 2015 and posting it on HP’s website. On April 10, 2015, the parties filed a joint request for dismissal of the action and on April 13, 2015, the court entered an order dismissing the action.

•                  Cement & Concrete Workers District Council Pension Fund v. Hewlett-Packard Company, et al. is a putative securities class action filed on August 3, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from November 13, 2007 to August 6, 2010 the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making statements regarding HP’s Standards of Business Conduct (“SBC”) that were false and misleading because Mr. Hurd, who was serving as HP’s Chairman and Chief Executive Officer during that period, had been violating the SBC and concealing his misbehavior in a manner that jeopardized his continued employment with HP. On February 7, 2013, the defendants moved to dismiss the amended complaint. On August 9, 2013, the court granted the defendants’ motion to dismiss with leave to amend the complaint by September 9, 2013. The plaintiff filed an amended complaint on September 9, 2013, and the defendants moved to dismiss that complaint on October 24, 2013. On June 25, 2014, the court issued an order granting the defendants’ motions to dismiss and on July 25, 2014, plaintiff filed a notice of appeal to the United States Court of Appeals for the Ninth Circuit. On November 4, 2014, the plaintiff-appellant filed its opening brief in the Court of Appeals for the Ninth Circuit. HP filed its answering brief on January 16, 2015 and the plaintiff-appellant’s reply brief was filed on March 2, 2015. Oral argument has not yet been scheduled.

Autonomy-Related Legal Matters Investigations. As a result of the findings of an ongoing investigation, HP has provided information to the U.K. Serious Fraud Office, the DOJ and the SEC related to the accounting improprieties, disclosure failures and misrepresentations at Autonomy that occurred prior to and in connection with HP’s acquisition of Autonomy. On November 21, 2012, representatives of the U.S. Department of Justice advised HP that they had opened an investigation relating to Autonomy. On February 6, 2013, representatives of the U.K. Serious Fraud Office advised HP that they had also opened an investigation relating to

Autonomy.  On January 19, 2015, the U.K. Serious Fraud Office notified HP that it was closing its investigation and had decided to cede jurisdiction of the investigation to the U.S. authorities.  HP is cooperating with the DOJ and the SEC, whose investigations are ongoing.

Litigation. As described below, HP is involved in various stockholder litigation relating to, among other things, its November 20, 2012 announcement that it recorded a non-cash charge for the impairment of goodwill and intangible assets within its Software segment of approximately $8.8 billion in the fourth quarter of its 2012 fiscal year and HP’s statements that, based on HP’s findings from an ongoing investigation, the majority of this impairment charge related to accounting improprieties, misrepresentations to the market and disclosure failures at Autonomy that occurred prior to and in connection with HP’s acquisition of Autonomy and the impact of those improprieties, failures and misrepresentations on the expected future financial performance of the Autonomy business over the long term. This stockholder litigation was commenced against, among others, certain current and former HP executive officers, certain current and former members of HP’s Board of Directors, and certain advisors to HP. The plaintiffs in these litigation matters are seeking to recover certain compensation paid by HP to the defendants and/or other damages. These matters include the following:

•                  In re HP Securities Litigation consists of two consolidated putative class actions filed on November 26 and 30, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 19, 2011 to November 20, 2012, the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to HP’s acquisition of Autonomy and the financial performance of HP’s enterprise services business. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging that, during that same period, all of the defendants violated Sections 10(b) and 20(a) of the Exchange Act and SEC Rule 10b-5(b) by concealing material information and making false statements related to HP’s acquisition of Autonomy and that certain defendants violated SEC Rule 10b-5(a) and (c) by engaging in a “scheme” to defraud investors. On July 2, 2013, HP filed a motion to dismiss the lawsuit. On November 26, 2013, the court granted in part and denied in part HP’s motion to dismiss, allowing claims to proceed against HP and Margaret C. Whitman based on alleged statements and/or omissions made on or after May 23, 2012. The court dismissed all of the plaintiff’s claims that were based on alleged statements and/or omissions made between August 19, 2011 and May 22, 2012. The lead plaintiff filed a motion for class certification on November 4, 2014 and, on December 15, 2014, defendants filed their opposition to the motion. The hearing on the motion for class certification was held on March 20, 2015.  The court has not yet issued a ruling.

•                  In re Hewlett-Packard Shareholder Derivative Litigation consists of seven consolidated lawsuits filed beginning on November 26, 2012 in the United States District Court for the Northern District of California alleging, among other things, that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by concealing material information and making false statements related to HP’s acquisition of Autonomy and the financial performance of HP’s enterprise services business. The lawsuits also allege that the defendants breached their fiduciary duties, wasted corporate assets and were unjustly enriched in connection with HP’s acquisition of Autonomy and by causing HP to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. One lawsuit further alleges that certain individual defendants engaged in or assisted insider trading and thereby breached their fiduciary duties, were unjustly enriched and violated Sections 25402 and 25403 of the California Corporations Code. On May 3, 2013, the lead plaintiff filed a consolidated complaint alleging, among other things, that the defendants concealed material information and made false statements related to HP’s acquisition of Autonomy and Autonomy’s Intelligent Data Operating Layer technology and thereby violated Sections 10(b) and 20(a) of the Exchange Act, breached their fiduciary duties, engaged in “abuse of control” over HP, corporate waste and were unjustly enriched. The litigation was stayed until June 2014. The lead plaintiff filed a stipulation of proposed settlement on June 30, 2014. The court declined to grant preliminary approval to this settlement, and, on December 19, 2014, also declined to grant preliminary approval to a revised version of the settlement.  On January 22, 2015, lead plaintiff moved for preliminary approval of a further revised version of the settlement.  On March 13, 2015, the court issued an order granting preliminary approval to the settlement.  The court has scheduled a hearing for July 24, 2015 to hear any remaining objections to the settlement and decide whether to grant final approval of the settlement.

•                  In re HP ERISA Litigation consists of three consolidated putative class actions filed beginning on December 6, 2012 in the United States District Court for the Northern District of California alleging, among other things, that from August 18, 2011 to November 22, 2012, the defendants breached their fiduciary obligations to HP’s 401(k) Plan and its participants and thereby violated Sections 404(a)(1) and 405(a) of the Employee Retirement Income Security Act of 1974, as amended, by concealing negative information regarding the financial performance of Autonomy and HP’s enterprise services business and by failing to restrict participants from investing in HP stock. On August 16, 2013, HP filed a motion to dismiss the lawsuit. On March 31, 2014, the court granted HP’s motion to dismiss this action with leave to amend. On July 16, 2014, the plaintiffs filed a second amended complaint containing substantially similar allegations and seeking substantially similar relief as the first amended complaint. HP moved to dismiss the second amended complaint and a hearing on the motion was held on February 13, 2015. HP is awaiting a ruling from the court.

•                  Vincent Ho v. Margaret C. Whitman, et al. is a lawsuit filed on January 22, 2013 in California Superior Court alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with HP’s acquisition of Autonomy and by causing HP to repurchase its own stock at allegedly inflated prices between August 2011 and October 2012. On April 22, 2013, the court stayed the lawsuit pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter in federal court. Two additional derivative actions, James Gould v. Margaret C. Whitman, et al. and Leroy Noel v. Margaret C. Whitman, et al., were filed in California Superior Court on July 26, 2013 and August 16, 2013, respectively, containing substantially similar allegations and seeking substantially similar relief. Those actions also have been stayed pending resolution of the In re Hewlett-Packard Shareholder Derivative Litigation matter. If the settlement of the federal derivative case is finally approved, it will result in a release of the claims asserted in all three actions other than claims asserted against Michael Lynch, the former chief executive officer of Autonomy.

•                  Cook v. Whitman, et al. is a lawsuit filed on March 18, 2014 in the Delaware Chancery Court, alleging, among other things, that the defendants breached their fiduciary duties and wasted corporate assets in connection with HP’s acquisition of Autonomy. On May 15, 2014, HP moved to dismiss or stay the Cook matter. On July 22, 2014, the Delaware

Chancery Court stayed the motion pending the United States District Court’s hearing on preliminary approval of the proposed settlement in the In re Hewlett-Packard Shareholder Derivative Litigation matter. If the settlement of the federal derivative case is finally approved, it will result in a release of all the claims asserted in the Cook matter other than those asserted against Michael Lynch, Sushovan Hussain, the former chief financial officer of Autonomy, and Deloitte UK.

Environmental

HP’s operations and products are subject to various federal, state, local and foreign laws and regulations concerning environmental protection, including laws addressing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites, the content of HP’s products and the recycling, treatment and disposal of those products. In particular, HP faces increasing complexity in its product design and procurement operations as it adjusts to new and future requirements relating to the chemical and materials composition of its products, their safe use, and the energy consumption associated with those products, including requirements relating to climate change. HP is also subject to legislation in an increasing number of jurisdictions that makes producers of electrical goods, including computers and printers, financially responsible for specified collection, recycling, treatment and disposal of past and future covered products (sometimes referred to as “product take-back legislation”). HP could incur substantial costs, its products could be restricted from entering certain jurisdictions, and it could face other sanctions, if it were to violate or become liable under environmental laws or if its products become non-compliant with environmental laws. HP’s potential exposure includes fines and civil or criminal sanctions, third-party property damage or personal injury claims and clean-up costs. The amount and timing of costs to comply with environmental laws are difficult to predict.

HP is party to, or otherwise involved in, proceedings brought by U.S. or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), known as “Superfund,” or state laws similar to CERCLA, and may become a party to, or otherwise involved in, proceedings brought by private parties for contribution towards clean-up costs. HP is also conducting environmental investigations or remediations at several current or former operating sites pursuant to administrative orders or consent agreements with state environmental agencies.

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Term Loan Agreement dated as of April 30, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett-Packard Company (the “Borrower”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest of Commitments and/or Loans identified below of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity, in each case related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                      Assignor (the “Assignor”):

2.                                      Assignee (the “Assignee”):

[Assignee is an Affiliate of: [Name of Lender]]

3.                                      Borrower:  Hewlett-Packard Company

4.                                      Administrative Agent: JPMorgan Chase Bank, N.A.

5.                                      Assigned Interest:

	Aggregate Amount of Commitment and/or Loans of all Lenders	Amount of Commitment and/or Loans Assigned(1)	Percentage Assigned of Commitment/ Loans(2)
Commitment	$	$	%
Loans	$	$	%

Effective Date:                     , 20[ ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

(1) Commitments and Loans can be assigned separately and in different percentages.

(2) Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as
Assignor,

by

Name:
Title:

[NAME OF ASSIGNEE], as
Assignee,

by

Name:
Title:

[Consented to and](3) Accepted:

JPMorgan Chase Bank, N.A.,
as Administrative Agent,

by

Name:
Title:

(3)              No consent of the Administrative Agent shall be required for an assignment of (i) Commitments to a Lender or an Affiliate of a Lender or (ii) Loans.

[HEWLETT-PACKARD COMPANY,

as Borrower,

by

Name:
Title:](4)

(4)    No consent of the Borrower shall be required for an assignment of (i) Commitments to a Lender or an Affiliate of a Lender or, if an Event of Default under clause (h) or (i) of Article VII of the Credit Agreement has occurred and is continuing, any other assignee or (ii) Loans.

TERM LOAN AGREEMENT(1)

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of the Borrower or any of its Subsidiaries or Affiliates or (iv) the performance or observance by the Borrower or any other Person of any of their respective obligations under the Credit Agreement.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15(g) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement,

(1)    Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Term Loan Agreement dated as of April 30, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hewlett-Packard Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

EXHIBIT C

FORM OF

OPINIONS OF BORROWER’S COUNSEL

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94034

www.hp.com

Rishi Varma

Senior Vice President, Deputy General Counsel and Assistant Secretary

+281.514.8010 Phone

+650.857.4837 Fax

Rishi.varma@hp.com

April 30, 2015

To the Lenders party to the

Term Loan Credit Agreement referred to below

and to JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

Re: Hewlett-Packard Company — Term Loan Agreement

Ladies and Gentlemen:

I am Senior Vice President, Deputy General Counsel and Assistant Secretary of Hewlett-Packard Company, a Delaware corporation (the “Borrower”). This opinion is being delivered to you pursuant to Section 4.01(b) of the Term Loan Agreement, dated as of April 30, 2015 (the “Agreement”), among the Borrower, the lending institutions from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.

In that connection, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including (i) the Agreement, (ii) the Certificate of Incorporation of the Borrower, (iii) the Bylaws of the Borrower and (iv) the resolutions adopted by the Board of Directors of the Borrower on January 28, 2015. I have also examined such other documents as I have considered necessary to examine in order to give the opinions set forth herein.

In rendering my opinion, I have assumed the due authorization, execution and delivery of the Agreement by all parties thereto other than the Borrower; the genuineness and authenticity of all signatures on original documents by all parties thereto other than the Borrower; the authenticity of all documents submitted to me as originals; the conformity to originals of all documents submitted to me as copies; the accuracy, completeness and authenticity of certificates of public officials; that you have received all documents you were to receive under the Agreement; and that the Agreement and the documents and agreements executed and delivered in connection therewith are the only agreements relating to the rights and obligations of the parties under the Agreement. As to certain questions of fact material to such opinions, I have relied, when relevant facts were not independently established by me, upon certificates of public officials.

I am a member of the bar of the States of New York and of Texas. My opinions are expressed only with respect to the federal laws of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware. I assume no obligation to revise or supplement any of these opinions should such laws be changed by legislative action, judicial decision or otherwise. I express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

My opinions are limited to the facts as they presently exist. I express no opinion as to, and disclaim any undertaking or obligation to update any of these opinions in respect of, changes of circumstances or events that occur subsequent to the date hereof.

Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion as follows:

1.  The Borrower has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

2.  The execution and delivery by the Borrower of the Agreement and the performance by the Borrower of its obligations thereunder and the Borrowings, if any, under the Agreement (a) are within the Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action, and (c) require no authorization, approval or other action by or in respect of, or notice to, consent of, order of or filing with, any Governmental Authority.

3.  The Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general principles of equity from time to time in effect (regardless of whether enforcement is sought in a proceeding in equity or at law).

This opinion is rendered only to the Administrative Agent and the Lenders under the Agreement and their permitted successors and assigns under the Agreement and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by any other person or for any other purpose, or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

Rishi Varma
Senior Vice President, Deputy General Counsel
and Assistant Secretary

2

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

April 30, 2015

The Lenders listed on Schedule I hereto,
and JPMorgan Chase Bank, N.A., as Administrative
Agent (collectively, the “Lender Parties”)

Re:	Term Loan Agreement dated as of April 30, 2015 among Hewlett-Packard Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

We have acted as special counsel to Hewlett-Packard Company, a Delaware corporation (the “Borrower”), in connection with the Term Loan Agreement dated as of April 30, 2015 (the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

This opinion is delivered pursuant to Section 4.01(b) of the Credit Agreement.

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the Credit Agreement and such other documents as we have deemed necessary to render our opinion set forth herein.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations herein contained, we are of the opinion that the execution and delivery by the Borrower of the Credit Agreement, and the incurrence of debt and performance of its obligations thereunder, do not result in a breach or violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System (“Regulation U” and “Regulation X”, respectively).  Regulation T of the Board of Governors of the Federal Reserve System (“Regulation T”) does not apply to any Lender that is not a “creditor” (as defined in Regulation T).  Regulation T defines “creditor” as any broker or dealer (as defined in Sections 3(a)(4) and 3(a)(5) of the Securities Exchange Act of 1934 (the “1934 Act”)), any member of a national securities exchange, or any person associated with a broker or dealer (as defined in Section 3(a)(18) of the 1934 Act), except for business entities controlling or under common control with the creditor.

We have assumed, without independent investigation, that (i) solely with respect to factual matters, the representation and warranty of the Borrower set forth in Section 3.10(a) of the Credit

Agreement is and will be true and correct at all relevant times and (ii) less than 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole, or of any of the Borrower and any of its Subsidiaries, individually, subject to the negative covenants in the Credit Agreement consists and will consist at all relevant times of “margin stock” within the meaning of Regulation U or Regulation X.  Except as expressly set forth herein, we express no opinion with respect to Regulation T.

This opinion is limited to Regulation T, Regulation U, and Regulation X as currently in effect and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such regulations or the interpretations thereof or such facts.

This opinion is rendered as of the date hereof to the Lender Parties in connection with the Credit Agreement and may not be relied upon by any other Person or by them in any other context.  The Lender Parties may not furnish this opinion or copies hereof to any other person except (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations, (ii) to the independent auditors and attorneys of the Lender Parties, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which any of the Lender Parties is a party arising out of the transactions contemplated by the Credit Agreement, or (v) any potential permitted assignee of or participant in the interest of any Lender Party under the Credit Agreement for its information.  Notwithstanding the foregoing, parties referred to in clause (v) of the immediately preceding sentence who become Lenders after the date hereof may rely on this opinion as if it were addressed to them (provided that such delivery shall not constitute a re-issue or reaffirmation of this opinion as of any date after the date hereof).  This opinion may not be quoted without the prior written consent of this Firm.

Very truly yours,

[SIGNED BY OF GIBSON, DUNN & CRUTCHER LLP]

2

Schedule I

Lenders

JPMorgan Chase Bank, N.A.

Bank of America, N.A.

Citibank, N.A.

Deutsche Bank AG, New York Branch

Goldman Sachs Bank USA

April 30, 2015

Lenders Party to the Term Loan Agreement

referred to below and listed on Schedule 2.01

of such Term Loan Agreement (the “Lenders”)

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10

Houston, TX 77002

Re:                             Hewlett-Packard Company
Term Loan Agreement

Ladies and Gentlemen:

We have acted as special counsel for Hewlett-Packard Company, a Delaware corporation (the “Company”), and have advised the Company on certain issues pertaining to the Investment Company Act of 1940, as amended (the “Investment Company Act”), in connection with the execution of a Term Loan Agreement dated as of April     , 2015 (the “Loan Agreement”), between the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).  We have been requested by the Lenders and the Administrative Agent to issue this opinion in connection with Section 4.01 of the Loan Agreement.  Capitalized terms used in this opinion, unless specifically defined in this opinion, have the meanings given them in the Loan Agreement.

In connection with our examination of documents as hereinafter described, we have assumed, without independent verification, the accuracy and completeness of all information contained therein, the genuineness of all signatures (whether original or photostatic) on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

For the purposes of rendering the opinion set forth below, we have made such factual and legal examinations as we deemed necessary under the circumstances and, in that connection, have examined, among other things, public disclosure documents as filed by the Company with the Securities and Exchange Commission, and certain Company records and documents provided to us directly by the Company, including originals or copies of the following:

(a)  an executed copy of the Loan Agreement;

(b)  the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2014; and

(c)  the Quarterly Report on Form 10-Q of the Company for the fiscal quarter ended January 31, 2015.

In rendering the opinion set forth below, we have relied, with your permission, upon the letter from the Company attached hereto as Exhibit A as to the various factual matters set forth therein.

On the basis of the foregoing examination and in reliance on such examination and the letter from the Company described in the preceding paragraph and subject to the assumptions and limitations set forth below, we are of the opinion that the Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

This opinion is limited to the present federal laws of the United States of America, the present judicial interpretations thereof, and to the facts as they currently exist.  We assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.  This opinion is rendered as of the date hereof and we express no opinion as to, and disclaim any undertaking or obligation to update this opinion in respect of, changes of circumstances or events which occur subsequent to the date hereof.

This opinion is furnished by us as special counsel for the Company solely for the benefit of the Company, the Lenders, the primary syndication members and the Administrative Agent and may not be otherwise quoted or relied upon by any other person without our prior written consent.

Very truly yours,

SULLIVAN & WORCESTER LLP

Attachment

2

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94034

www.hp.com

Rishi Varma

Senior Vice President, Deputy General Counsel and Assistant Secretary

+281.514.8010 Phone

+650.857.4837 Fax

Rishi.varma@hp.com

April 30, 2015

Attention:  David C. Mahaffey

Sullivan & Worcester LLP

1666 K Street, NW

Washington, DC 20006

Re:                             Hewlett-Packard Company Term Loan Agreement

Ladies and Gentlemen:

Your firm has acted as special counsel to Hewlett-Packard Company, a Delaware corporation (the “Company”), in connection with the execution of a Term Loan Agreement, dated as of April 30, 2015 (the “Agreement”), between the Company, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).  You have been requested by the Lenders and the Administrative Agent in connection with the Agreement to render an opinion to the effect that the Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.  In connection with the foregoing, we hereby represent and certify to you as follows:

(a)         The Company is primarily engaged, directly and through various of its wholly owned subsidiaries, in businesses other than that of investing, reinvesting, owning, holding or trading securities, and the Company does not hold itself out as being, or propose to engage primarily, in the business of investing, reinvesting or trading in securities.

(b)         Less than 40 percent of the total assets of the Company, valued at fair value, consist of securities

May 13, 2015

other than U.S. government securities and securities of majority-owned subsidiaries.

Sincerely,

HEWLETT-PACKARD COMPANY

Rishi Varma
Senior Vice President, Deputy General Counsel and Assistant Secretary

2

EXHIBIT C

FORM OF

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

as Administrative Agent

JPMorgan Loan Services

500 Stanton Christiana Rd. 3/Ops2

Newark, DE 19713

Fax No. (302) 634-4712

joshua.r.pauley@jpmorgan.com(1)

[Date]

Attention: [            ]

Ladies and Gentlemen:

The undersigned, Hewlett-Packard Company (the “Borrower”), refers to the Term Loan Agreement dated as of April [30], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

1.              Aggregate amount of requested Borrowing is $[ ].(2)

2.              Date of requested Borrowing is [ ].(3)

3.              Type of requested Borrowing is [ABR]/[Eurodollar] Borrowing.

4.              [Initial Interest Period to be applicable to such Borrowing is [ ].](4)

5.              Funds to be disbursed to [ ] (Account No.                      ).(5)

The Borrower represents and warrants that the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.

(1)    Copy to: JPMorgan Chase Bank, N.A., 383 Madison Avenue, NY, NY 10179

(2)    An aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000

(3)    A Business Day.

(4)    For Eurodollar Borrowings, to be a period contemplated by the definition of the term “Interest Period”.

(5)    Specify the location and number of the Borrower’s account to which funds are to be disbursed.

Very truly yours,

HEWLETT-PACKARD COMPANY,

by
Name:
Title: